Exhibit 3.1

AMTECH SYSTEMS, INC.

FIRST AMENDMENT

TO

AMENDED AND RESTATED BYLAWS

(Effective November 16, 2021)

THIS FIRST AMENDMENT TO AMENDED AND RESTATED BYLAWS (this “Amendment”) of Amtech Systems, Inc., an Arizona corporation (the “Corporation”), dated November 16, 2021, amends the Amended and Restated Bylaws of the Company (the “Bylaws”) as set forth below.

1.
Capitalized terms not otherwise defined herein shall have the same meanings ascribed thereto in the Bylaws.

2.
Section 3.2 of Article III of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Section 3.2. Special Meetings. Except as otherwise required by law, special meetings of the shareholders for any purpose or purposes may be called by the Chairman of the Board or the Chief Executive Officer of the Corporation, and shall be called by the Chairman of the Board or the Secretary at the request in writing of a majority of the Board of Directors or one or more record holders of shares of stock of the Corporation representing in the aggregate not less than thirty-five percent (35%) of the total number of shares of stock entitled to vote on the matter or matters to be brought before the proposed special meeting. A shareholder request for a special meeting shall be directed to the Secretary and shall be signed by each shareholder, or a duly authorized agent of such shareholder, requesting the special meeting and shall be accompanied by a notice setting forth the information required by Section 3.9 or Section 4.2 of these Bylaws, as applicable, as to any nominations proposed to be presented and any other business proposed to be conducted at such special meeting and as to the shareholder(s) requesting the special meeting. A special meeting requested by shareholders shall be held at such date, time and place (including by means of remote communication) as may be designated by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than ninety (90) days after the request to call the special meeting by one or more shareholders who satisfy the requirements of this Section 3.2 is received by the Secretary. Notwithstanding the foregoing, a special meeting requested by shareholders shall not be held if: (i) the stated business to be brought before the special meeting is not a proper subject for shareholder action under applicable law, (ii) the requesting shareholder(s) have failed to comply with the applicable requirements of the Exchange Act and the rules and regulations thereunder, or (iii) the Board of Directors has called or calls for an annual meeting of shareholders to be held within ninety (90) days after the Secretary receives the request for the special meeting and the Board of Directors determines in good faith that the business of such annual meeting includes (among any other matters properly brought before the annual meeting) the business specified in the shareholder's request. A shareholder may revoke a request for a special meeting at any time by written revocation delivered to the Secretary, and if, following such revocation, there are un-revoked requests from shareholders holding in the aggregate less than the requisite number of shares entitling the shareholders to request the calling of a special meeting, the Board of Directors, in its discretion, may cancel the special meeting. If none of the shareholders who submitted the request for a special meeting appears or sends a qualified representative to present the nominations proposed to be presented or other business proposed to be conducted at the special meeting, the Corporation need not present such nominations or other business for a vote at such meeting. Business transacted at all special meetings shall be confined to the matters stated in the notice of special meeting. Business transacted at a special meeting requested by shareholders shall be limited to the matters described in the special meeting request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the shareholders at any special meeting requested by shareholders. The chair of a special meeting shall determine all matters relating to the conduct of the meeting, including, but not limited to, determining whether any nomination or other item of business has been properly brought before the meeting in accordance with these Bylaws, and if the chair should so determine and declare that any nomination or other item of business has not been properly brought before the special meeting, then such business shall not be transacted at such meeting.

3.
Except as modified herein, the Bylaws of the Company remain in full force and effect as originally adopted by the board of directors of the Company.